Exhibit C

NOTICE OF WITHDRAWAL

Instructions

If you previously elected to accept the Offer dated July 17, 2008 made by National Lampoon, Inc. and would like to change your election and withdraw the tender of your Warrants, you must complete and sign this Notice of Withdrawal and return it to National Lampoon, Inc. before 9:00 p.m. Pacific Time on August 6, 2008 unless the Offer is extended.

Once the notice is signed and complete, please return it to National Lampoon, Inc. by U.S. Mail or Courier at the following address:

Via Mail or Courier

National Lampoon, Inc.
8228 Sunset Boulevard, Third Floor
Los Angeles, California 90046

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF YOUR WARRANTS.

NATIONAL LAMPOON, INC.
NOTICE OF WITHDRAWAL

To National Lampoon, Inc.:

I previously received a copy of the Offer dated July 17, 2008, and the transmittal letter.  I signed and returned the transmittal letter, in which I elected to exercise my Warrants for at least 10% of the shares of Common Stock covered by the Warrants.  I understand that exercising my Warrants for at least 10% of the shares of Common Stock covered by the Warrants is the only way to accept the Offer.  I wish to change that election and withdraw from the Offer with respect to the exercise of the Warrants listed below:

Name	Warrant No.	Grant Date	Outstanding Shares*

Date:                      , 2008

(Signature)

(Print Name)